Exhibit 99.1

Second Quarter Fiscal 2022 Preliminary Results and Announcement of Earnings Date

- Second Quarter Earnings Conference Call Scheduled for 11:30 a.m. Eastern April 6, 2022 -

PORTLAND, Ore.--(BUSINESS WIRE)--March 17, 2022--Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) today announced preliminary results for its fiscal 2022 second quarter ended February 28, 2022.

Second Quarter Fiscal 2022 Expected Highlights

The Company anticipates:

  Second quarter diluted earnings per share from continuing operations to be in the range of $1.22 - $1.27. Net income to be in the range of $36 million - $38 million.
  Adjusted earnings per share from continuing operations to be in the range of $1.33 - $1.38, which excludes expected charges of $5 million or $0.11 per share related primarily to legacy environmental matters.
  Adjusted EBITDA to be in the range of $73 million - $75 million.
  Higher year-over-year average net selling prices at or near multi-year highs for ferrous and nonferrous metals and finished steel products.
  Higher year-over-year sales volumes for ferrous and nonferrous metals despite significant impact from a nearly two-month pause in shredding operations at our Everett, MA facility and supply chain disruptions. Finished steel sales volumes were lower year-over-year also due to supply chain disruptions, including delays to construction projects related to the concrete industry strike in the Pacific Northwest.
  Positive operating cash flow in the range of $45 million.

Tamara Lundgren, Chairman and Chief Executive Officer stated, “After delivering record first quarter earnings, we expect to deliver another strong quarterly performance notwithstanding continued supply chain disruptions. Demand for our products and services continues to be strong, with market prices for ferrous, nonferrous and finished steel products at or near multi-year highs.” She continued, “We expect our operating performance to continue to benefit from both strong current demand and long-term structural trends, including the focus on decarbonization and the increased use of recycled ferrous metals in steelmaking. Earlier this month we were pleased to announce the launch of GRN Steel™, our new line of net-zero carbon emission products manufactured in Oregon at our Cascade Steel mill.”

Average net ferrous and nonferrous selling prices in the second quarter are expected to increase year-over-year by 15% and 33%, respectively. Ferrous and nonferrous sales volumes are expected to increase year-over-year by 10% and 8%, respectively. Average net finished steel selling prices are expected to increase year-over-year by 51% reaching all-time highs, and finished steel sales volumes for the quarter are expected to be up sequentially by 7%, following the completion of the ramp-up of our steel mill operations in the quarter.

This strong performance reflects benefits from higher year-over-year sales volumes for recycled metals, increased average net selling prices and recognition of insurance recoveries. These benefits are expected to be offset by compressed metal spreads on contracted ferrous sales for February shipments due to the surge in market prices in the second half of the quarter as well as from the effect of the supply chain disruptions, lower PGM prices, inflationary pressure on operating costs, and the detriment associated with the Everett, MA shredder downtime. As previously announced, shredding operations at the facility restarted in late January 2022.

The Company expects to generate operating cash flow of approximately $45 million for the second quarter. Total debt is expected to be $262 million at the end of the second quarter, and debt, net of cash, is expected to be $244 million. During the quarter, the Company returned capital to shareholders through its 112th consecutive quarterly dividend and the repurchase of approximately 200,000 shares, or 0.7%, of its Class A common stock in open market transactions pursuant to its ongoing authorized share repurchase program. The effective tax rate for the second quarter is expected to be an expense of approximately 24%.

The preliminary information provided above is based on the Company’s current estimates of its financial results for the quarter ended February 28, 2022 and remains subject to change based on final review of the Company’s second quarter financial results.

Earnings Call Date

The Company will report financial results for its second quarter of fiscal year 2022 ended February 28, 2022 on Wednesday, April 6, 2022. The Company will host a webcast conference call to discuss the results at 11:30 a.m. Eastern Time on the same day. The webcast of the call and the accompanying slide presentation may be accessed at www.schnitzersteel.com/company/investors/event-calendar on Schnitzer’s website under Company > Investors > Event Calendar. The call will be hosted by Tamara Lundgren, Chairman and Chief Executive Officer, and Richard Peach, Executive Vice President, Chief Financial Officer and Chief Strategy Officer.

Replay Information

Toll Free Dial: (855) 859-2056
Toll Free International Dial: (404) 537-3406
Conference ID: 5691134
Replay Available: 4/6/2022 to 4/13/2022

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 25 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 50 stores which sell serviceable used auto parts from salvaged vehicles and receive over 4.3 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

Non-GAAP Financial Measures

This press release contains expected performance based on adjusted diluted earnings per share from continuing operations attributable to SSI shareholders and adjusted EBITDA which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing these non-GAAP financial measures adds a meaningful presentation of our results from business operations excluding adjustments for legacy environmental matters (net of recoveries), business development costs not related to ongoing operations including pre-acquisition expenses, and the income tax benefit allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. We believe that presenting debt, net of cash is useful to investors as a measure of our leverage, as cash and cash equivalents can be used, among other things, to repay indebtedness. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Reconciliation of adjusted diluted earnings per share from continuing operations attributable to SSI shareholders
($ per share)
	2Q22
	High	Low
As reported	$1.27	$1.22
Charges for legacy environmental matters, net, per share(1)	0.13	0.13
Business development costs, per share	0.02	0.02
Income tax benefit allocated to adjustments, per share(2)	(0.04)	(0.04)
Adjusted(3)	$1.38	$1.33
Reconciliation of adjusted EBITDA
($ in millions)
	2Q22
	High	Low
Net income	$38	$36
Plus interest expense	2	2
Plus tax expense	12	12
Plus depreciation and amortization	19	19
Plus charges for legacy environmental matters, net(1)	4	4
Plus business development costs	1	1
Adjusted EBITDA(3)	$75	$73
(1)	Legal and environmental charges, net of recoveries, for legacy environmental matters including those related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.
(2)

Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted earnings per share from continuing operations attributable to SSI shareholders is determined based on a tax provision calculated with and without the adjustments.

(3)	May not foot due to rounding.
Reconciliation of debt, net of cash
($ in thousands)
	February 28, 2022	November 30, 2021	August 31, 2021
Total debt	261,577	259,716	74,953
Less: cash and cash equivalents	17,823	19,081	27,818
Total debt, net of cash	$243,754	$240,635	$47,135

Forward Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “the Company,” and “SSI” refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs, and strategies regarding the future, which may include statements regarding the impact of pandemics, epidemics, or other public health emergencies, such as the coronavirus disease 2019 (“COVID-19”) pandemic; the impact of equipment upgrades, equipment failures, and facility damage on production, including timing of repairs and resumption of operations; the realization of insurance recoveries; the Company’s outlook, growth initiatives, or expected results or objectives, including pricing, margins, sales volumes, and profitability; completion of acquisitions and integration of acquired businesses; the impacts of supply chain disruptions and inflation; liquidity positions; our ability to generate cash from continuing operations; trends, cyclicality, and changes in the markets we sell into; strategic direction or goals; targets; changes to manufacturing and production processes; the realization of deferred tax assets; planned capital expenditures; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions, and credits; the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; the potential impact of adopting new accounting pronouncements; the impact of labor shortages or increased labor costs; obligations under our retirement plans; benefits, savings, or additional costs from business realignment, cost containment, and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations, and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of Part I of our most recent Annual Report on Form 10-K, as supplemented by our subsequently filed Quarterly Reports on Form 10-Q. Examples of these risks include: the impact of pandemics, epidemics, or other public health emergencies, such as the COVID-19 pandemic; the impact of equipment upgrades, equipment failures, and facility damage on production; potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the cyclicality and impact of general economic conditions; changing conditions in global markets including the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; economic and geopolitical instability including as a result of military conflict; volatile supply and demand conditions affecting prices and volumes in the markets for raw materials and other inputs we purchase; significant decreases in recycled metal prices; imbalances in supply and demand conditions in the global steel industry; difficulties associated with acquisitions and integration of acquired businesses; supply chain disruptions; reliance on third-party shipping companies, including with respect to freight rates and the availability of transportation; inability to obtain or renew business licenses and permits; the impact of goodwill impairment charges; the impact of long-lived asset and equity investment impairment charges; failure to realize or delays in realizing expected benefits from investments in processing and manufacturing technology improvements; inability to achieve or sustain the benefits from productivity, cost savings, and restructuring initiatives; inability to renew facility leases; customer fulfillment of their contractual obligations; increases in the relative value of the U.S. dollar; the impact of inflation and foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under the agreement governing our bank credit facilities; the impact of consolidation in the steel industry; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; environmental compliance costs and potential environmental liabilities; compliance with climate change and greenhouse gas emission laws and regulations; the impact of labor shortages or increased labor costs; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

Contacts

Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@schn.com

Company Info:
www.schnitzersteel.com
ir@schn.com